      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1998


                                                      REGISTRATION NO. 333-45435


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                 AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                           FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         SOUTH CAROLINA                                         57-0799315
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                         950 JOHN C. CALHOUN DRIVE, S.E.
                        ORANGEBURG, SOUTH CAROLINA 29115
                               TEL: (803) 531-0527
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                W. LOUIS GRIFFITH
                             CHIEF FINANCIAL OFFICER
                           FIRST NATIONAL CORPORATION
                         950 JOHN C. CALHOUN DRIVE, S.E.
                        ORANGEBURG, SOUTH CAROLINA 29115
                               TEL: (803) 531-0527
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                   COPIES TO:
                              ROBIN L. HINSON, ESQ.
                              DAVID W. DABBS, ESQ.
                        ROBINSON, BRADSHAW & HINSON, P.A.
                            1900 INDEPENDENCE CENTER
                         CHARLOTTE, NORTH CAROLINA 28246
                               TEL: (704) 377-2536
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                            ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1998


                                   PROSPECTUS
                           FIRST NATIONAL CORPORATION

                                 105,000 SHARES
                         COMMON STOCK ($2.50 PAR VALUE)


         First National Corporation, a South Carolina corporation (the "Company" or "FNC"), hereby offers 105,000 shares of its common stock, par value $2.50 per share ("Common Stock"), to be sold by the Company from time to time at a subscription price equal to the closing sale price of the Common Stock, as reported by the American Stock Exchange, on any of the five business days immediately preceding the day on which an investor mails or hand delivers his Subscription Agreement to the Company, as the case may be. Prospective investors may select any closing sale price within such five-day period. However, in no event may such price be less than $22.50 per share, and the Company will reject any subscription offer at any price less than $22.50 per share. See "The Offering." The outstanding shares of Common Stock of the Company are, and the additional shares of Common Stock offered hereby will be, listed on the American Stock Exchange under the symbol "FNC." The reported last sale price of the Common Stock on March 31, 1998 was $25.06 per share.


         This offering will terminate on the earlier of (1) receipt and acceptance by the Company of subscriptions for an aggregate of 105,000 shares;
(2) a decision by FNC to terminate this offering; or (3) 5:00 p.m., Florence, South Carolina time, on September 30, 1998 (subject to the right of the Company, in its sole discretion, to extend this offering until 5:00 p.m., Florence, South Carolina time, on December 31, 1998) (the "Expiration Date"). While FNC intends to use its best efforts to sell 105,000 shares, the offering may be terminated without notice before all such shares are sold. No minimum number of shares or amount of proceeds is required to be raised pursuant to this offering. See "The Offering."


SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


======================================================================================================

                                          Price            Underwriting
                                           to             Discounts and            Proceeds to
                                        Public(1)         Commissions(2)          the Company(3)
------------------------------------------------------------------------------------------------------
Per Share........................        $25.06               $0.00                   $25.06
Total............................      $2,631,536             $0.00                 $2,631,536
======================================================================================================

(1) Estimated based on the reported last sale price of Common Stock on March 31, 1998.

(2) These securities will be offered by certain officers and directors of the Company and certain officers and directors of the New Bank (as defined herein). No commissions or other compensation will be paid to any person in connection with the sale of shares of Common Stock offered hereby. See "The Offering."


(3) Before deduction of expenses associated with this offering estimated at $60,000.


                  The date of this Prospectus is April 1, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission with respect to the shares of Common Stock offered hereby. The Common Stock of the Company is listed on the American Stock Exchange, and such reports, proxy statements and other information may be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. This Prospectus does not contain all of the information set forth in the Registration Statement (and exhibits thereto) which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Registration Statement (and exhibits thereto) may be inspected at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents hereby are incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and (ii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, initially filed with the Commission on January 21, 1997 (File No. 001-12669). All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are incorporated by reference in such documents). Requests should be directed to the attention of W. Louis Griffith, Chief Financial Officer, First National Corporation, 950 John C. Calhoun Drive, S.E., Orangeburg, S.C. 29115, (803) 531-0527.

                                TABLE OF CONTENTS

                                                                           Page


Available Information.........................................................2

Incorporation of Certain Documents by Reference...............................2

Summary.......................................................................4

Risk Factors..................................................................7

Use of Proceeds...............................................................9

Capitalization...............................................................10

Price of Common Stock and Dividends..........................................11

Selected Financial Data......................................................12

The Offering.................................................................13

The Company..................................................................15

The New Bank.................................................................16

Experts......................................................................19

Legal Matters................................................................19



APPENDIX A -         Subscription Agreement


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus and by the information and financial statements incorporated by reference herein.

                                   THE COMPANY


         The Company is a bank holding company that owns all the outstanding capital stock of First National Bank, a national bank headquartered in Orangeburg, South Carolina ("FNB"), and National Bank of York County, a national bank headquartered in Rock Hill, South Carolina ("NBYC"). The Company's operating income to date has been attributable to the operations of FNB, and the Company expects its future operations to be substantially dependent upon FNB, particularly during the first several years of operations of NBYC and the New Bank (as defined below). See "Risk Factors -- Risk Inherent in Establishment of a New Business." The Company has just completed the organization of Florence County National Bank, a national bank located in Florence, South Carolina (the "New Bank") that opened for business on April 1, 1998. In connection with the organization of the New Bank, FNC acquired for $4.5 million all the outstanding capital stock of the New Bank using $2.5 million borrowed by FNC pursuant to a line of credit with an unrelated financial institution (the "Line of Credit"). The net proceeds from this offering will be used to repay (to the extent possible) amounts outstanding under the Line of Credit and to replenish general corporate funds used to acquire the capital stock of the New Bank.

         The primary purpose of this offering is to provide residents of Florence County, South Carolina, with the opportunity to invest in the Company to enhance the base of support for the New Bank in the Florence County area. Accordingly, excluding shares of Common Stock reserved for sale to directors, officers and employees of, and other individuals associated with, the Company and the New Bank as discussed below, FNC reserves the right to reject subscriptions from individuals who do not reside in Florence County and adjacent areas. For more information about the Company and its subsidiaries, prospective investors are urged to refer to the documents incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

         The New Bank is a national bank located in Florence, South Carolina. The New Bank is a wholly-owned subsidiary of FNC and will operate with its own Board of Directors and operating policies. The organizers (the "Organizers") of the New Bank are Starlee B. Alexander, Dr. James W. Burch, William W. Coleman, Jr., Dr. Willie S. Edwards, Jr., James C. Gregg, Jr., Dr. Francis Gregg Jones, Samuel A. Rodgers and Daniel P. Thompson, Sr. William W. Coleman, Jr. serves as the President and Chief Executive Officer of the New Bank. None of the Organizers serves on the Board of Directors of the Company, and except for Mr. Coleman, none of the Organizers has any banking experience. Along with Robert R. Horger, Chairman of the Board of the Company, and C. John Hipp, III, President and Chief Executive Officer of the Company, each of the Organizers serves as a director of the New Bank. The Company has reserved approximately 8,000 shares of Common Stock offered hereby for sale to directors, officers and employees of, and other individuals associated with, the Company and 16,000 shares of Common Stock offered hereby for sale to the Organizers.

                                  THE OFFERING


Shares of Common Stock offered(1)..........     105,000 shares
Offering price per share...................     Closing sale price of the Common
                                                Stock, as reported by the
                                                American Stock Exchange, on any
                                                of the five business days
                                                preceding the day on which an
                                                investor mails or hand delivers
                                                his Subscription Agreement to
                                                the Company, as the case may be.
                                                Prospective investors may select
                                                any closing sale price within
                                                such five-day period. However,
                                                in no event may such price be
                                                less than $22.50 per share, and
                                                the Company will reject any
                                                subscription offer at any price
                                                less than $22.50 per share. The
                                                closing sale price of the Common
                                                Stock is reported from time to
                                                time in the Wall Street Journal.

Minimum individual purchase (2)............     100 shares
Maximum individual purchase (2)............     7,500 shares

Use of proceeds............................     To repay (to the extent
                                                possible) amounts outstanding
                                                under the Line of Credit and to
                                                replenish general corporate
                                                funds used to acquire the
                                                capital stock of the New Bank.


-------------------

(1) The Company has reserved approximately 8,000 shares of Common Stock offered hereby for sale to directors, officers and employees of, and certain individuals associated with, the Company and 16,000 shares of Common Stock offered hereby for sale to the Organizers.


(2) The Company reserves the right, in its sole discretion, to alter the individual minimum and maximum purchase amounts. See "The Offering."

         Upon receipt and acceptance by the Company of an offer to subscribe for shares of Common Stock offered hereby, the Company will issue a stock certificate to the subscriber for the number of shares as to which the subscription has been accepted. No interest will be paid to subscribers with respect to any subscription proceeds. See "The Offering."


         This offering will terminate on the earlier of (1) receipt and acceptance by the Company of subscriptions for an aggregate of 105,000 shares;
(2) a decision by the Company to terminate this offering; or (3) 5:00 p.m., Florence, South Carolina time, on September 30, 1998 (subject to the right of the Company, in its sole discretion, to extend this offering until 5:00 p.m., Florence, South Carolina time, on December 31, 1998) (the "Expiration Date").

                             SUMMARY FINANCIAL DATA
                  (Dollars in thousands, except per share data)


                                                                Years Ended December 31,
                                                     ------------------------------------------------
STATEMENT OF INCOME DATA:                                 1997            1996             1995
                                                          ----            ----             ----
Total interest income...........................     $    41,144     $     34,263     $     30,183
Total interest expense..........................          17,365           13,986           12,525
Provision for loan losses.......................           1,251            1,319              844
Total noninterest income........................           6,259            5,344            4,049
Total noninterest expense.......................          19,454           16,352           14,321
Income before income taxes......................           9,333            7,950            6,542
Net income......................................           6,466            5,528            4,640
Net income per common
    share(1)....................................            1.26             1.14              .98
Cash dividends per common
    share(1)....................................             .40              .37              .34


                                                            December 31,
                                                            ------------
                                                                1997
                                                                ----
BALANCE SHEET DATA:

Total investment securities.....................              $166,061
Loans...........................................               359,167
     Less:  Unearned income.....................                (3,654)
            Allowance for loan losses...........                (5,518)
                                                              --------
                Loans, net......................               349,995

Allowance for loan losses as a  percentage
  of nonperforming loans........................                  5.43%
Total assets....................................               565,571
Total deposits..................................               454,375
Total liabilities...............................               511,671
Shareholders' equity............................                53,900

-------------------

(1) Per share data have been retroactively adjusted to give retroactive effect to stock dividends and stock splits.

                                  RISK FACTORS


         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, INCLUDING THE STATEMENTS UNDER THE CAPTION "THE NEW BANK," MAY BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS, SPECIFICALLY THE RISK FACTOR "-- RISK INHERENT IN ESTABLISHMENT OF A NEW BUSINESS," SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.


DELAY IN DELIVERY OF COMMON STOCK

         Upon receipt of a subscription agreement from a prospective investor, the Company will review such agreement and make a decision as to whether such agreement will be accepted by the Company. For each agreement that is rejected by the Company, the Company will return to the prospective investor all subscription proceeds submitted with such agreement without interest. For each agreement that is accepted by the Company, the Company will instruct its transfer agent to issue to the investor a certificate evidencing shares of Common Stock subscribed for. The Company expects to be able to make a decision with respect to each subscription agreement within two weeks after such agreement is received by the Company. Accordingly, there may be a slight delay between the time an investor submits his or her subscription agreement to the Company and the time the Company issues certificates evidencing shares of Common Stock subscribed for. Prior to the time shares are issued by the Company, an investor may be unable to cancel, terminate or revoke his or her Subscription Agreement or to sell shares of Common Stock acquired pursuant to such Subscription Agreement. The Company will promptly return to prospective investors subscription proceeds with regard to any subscription offer that is not accepted by the Company. See "The Offering."

NO INTEREST ON SUBSCRIPTION PROCEEDS; NO DIVIDENDS PAID ON SUBSCRIBED SHARES PRIOR TO ISSUANCE

         All interest earned on subscription proceeds will be retained by the Company. Although all subscription proceeds will be returned if an offer to subscribe is not accepted by the Company, no interest will be paid to subscribers on such returned subscription proceeds. Further, a subscriber will not be entitled to payment of dividends, if any, declared on the Common Stock with respect to any subscribed shares until after the stock certificate evidencing such shares has been issued. After issuance of subscribed shares, a subscriber will be entitled to receive dividends, when, as and if declared, beginning with the first dividend payment having a record date after the date on which such person became a record holder of the Common Stock.

RISK INHERENT IN ESTABLISHMENT OF A NEW BUSINESS


         The New Bank has just emerged from the organizational stage and has no operating history. Accordingly, prospective investors have limited information relating to the prospects for success of the New Bank or the effect the New Bank will have on the operations of the Company. As a bank holding company, the Company's profitability depends entirely upon the operations of its subsidiary banks. The operations of the New Bank will be subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. Typically, new banks incur substantial initial expenses and are not profitable for several years after commencing business. Furthermore, there can be no assurance that the New Bank will ever operate profitably.

ABSENCE OF ACTIVE TRADING MARKET

         The Common Stock offered hereby will be freely tradeable by shareholders who are not "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act) immediately upon issuance. However, although the Common Stock is authorized for trading on the American Stock Exchange, there historically has not been an active market for the Common Stock, and there can be no assurance that an active market for Common Stock will develop. Accordingly, persons who desire to sell shares of Common Stock may encounter difficulty selling such shares on short notice and at prevailing market prices. Further, the purchase or sale of large blocks of Common Stock or material developments affecting the Company could cause the market price of the Common Stock to fluctuate significantly.

                                 USE OF PROCEEDS

BY THE COMPANY


         No minimum number of shares of Common Stock offered hereby is required to be sold in this offering, and no minimum amount of proceeds is required to be raised pursuant to this offering. If all 105,000 shares are sold at the last reported sale price of $25.06 on March 31, 1998, the net proceeds to the Company from this offering would be approximately $2,571,563, after deducting estimated offering expenses of $60,000. The Company intends to use up to $2.5 million to repay amounts outstanding under the Line of Credit, which was incurred by the Company in connection with the acquisition of the outstanding capital stock of the New Bank. The Line of Credit bears interest at the lender's prime rate minus 100 basis points, and matures on January 6, 1999. The balance of the net proceeds of this offering, if any, will be used by the Company to replenish general corporate funds used to acquire the outstanding capital stock of the New Bank and for general corporate purposes.

BY THE NEW BANK

         The Company acquired for $4.5 million all the outstanding capital stock of the New Bank using available cash resources and proceeds available under the Line of Credit. Of the $4.5 million received by the New Bank from the sale of its capital stock to the Company, approximately $350,000 was used to purchase from FNC (at FNC's cost) land on which the New Bank is located, approximately $650,000 was used to build the New Bank's offices, approximately $300,000 was or will be used for equipment and furnishings and approximately $180,000 will be used to fund the estimated expenses of organizing the New Bank. The balance of the proceeds from the sale of the stock of the New Bank to the Company will be used by the New Bank for general corporate purposes.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of December 31, 1997 on an actual and as adjusted basis. The as adjusted capitalization gives effect to the sale of all 105,000 shares of Common Stock offered hereby at the last reported sale price on March 31, 1998 of $25.06 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." If less than 105,000 shares of Common Stock is sold or if such shares are sold at an average price that is less than the last reported sale price on March 31, 1998, the as adjusted total shareholders' equity would be less than the amount set forth below.

                                                                                   December 31, 1997
                                                                         -------------------------------------
                                                                          Actual                   As Adjusted
                                                                          ------                   -----------
                                                                                    (in thousands)
Long term debt............................................               $     0                      $     0
Shareholders' equity:
   Common stock, par value $2.50 per
     share; 40,000,000 shares authorized;
     5,188,097 shares issued and outstanding,
     actual; 5,293,097 shares issued and
     outstanding, as adjusted.............................                12,970                       13,233
   Additional paid-in capital.............................                23,257                       25,566
   Retained earnings......................................                17,197                       17,197
   Unrealized gain (loss) on securities
   available-for-sale, net................................                   476                          476
                                                                         -------                      -------
           Total shareholders' equity.....................                53,900                       56,472
           Total capitalization...........................               $53,900                      $56,472
                                                                         =======                      =======


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The Company's Common Stock is listed on the American Stock Exchange under the trading symbol "FNC." The following table sets forth the high and low sale prices and the quarterly dividends declared on the Common Stock for the periods shown. Per share information set forth below has been adjusted to give retroactive effect to stock dividends and stock splits effected during the periods shown.


                                                                    Price Per Share            Dividends
                                                                    ---------------          Declared Per
                                                                   High          Low             Share
                                                                   ----          ---         ------------
1996:
     First Quarter........................................          *             *          $    .090
     Second Quarter.......................................          *             *               .090
     Third Quarter........................................          *             *               .095
     Fourth Quarter.......................................          *             *               .095

1997:
     First Quarter........................................          *             *               .095
     Second Quarter.......................................       $ 27.94       $ 21.44            .095
     Third Quarter........................................         27.06         25.00            .100
     Fourth Quarter.......................................         26.75         22.00            .110

1998:
     First Quarter........................................       $ 25.88       $ 22.50            .110


------------------------
* On January 28, 1997, the Common Stock was listed for trading on the American Stock Exchange. Trading on the American Stock Exchange opened at $16.00 per share, and trading prices ranged from $16.00 per share to $21.63 per share from January 28, 1997 to March 31, 1997. The Company believes that, after giving retroactive effect to stock dividends and stock splits, the Common Stock traded at prices ranging from $11.00 to $14.00 per share during the period from January 1, 1996 to January 27, 1997. However, management has knowledge of only a limited number of trades during such period and has no independent means of verifying the price at which any such trades occurred.


         Dividends are paid by the Company from its assets which are provided primarily by dividends paid to the Company by FNB. Certain restrictions exist regarding the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of FNB's and NBYC's respective net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1997, $9,466,000 of FNB's retained earnings and none of NBYC's retained earnings were available for distribution to FNC as dividends without prior regulatory approval. For the year ended December 31, 1997, FNB paid dividends to the Company of approximately $2,059,000.

                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)


         The selected consolidated financial data of the Company for and as of each of the years in the three-year period ended December 31, 1997 are derived from the Company's consolidated financial statements, which have been audited by J.W. Hunt and Company, LLP, independent certified public accountants. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and the notes thereto. See "Summary -- Recent Developments."


                                                    Years Ended December 31,
                                        --------------------------------------------------
STATEMENT OF INCOME DATA:                     1997              1996            1995
                                              ----              ----            ----

Total interest income.................  $      41,144     $     34,263      $    30,183
Total interest expense................         17,365           13,986           12,525
Provision for loan losses.............          1,251            1,319              844
Total noninterest income..............          6,259            5,344            4,049
Total noninterest expense.............         19,454           16,352           14,321
    Income before income taxes........          9,333            7,950            6,542
Net income............................          6,466            5,528            4,640
    Net income per common share(1)....           1.26             1.14              .98
    Cash dividends per common share(1)            .40              .37              .34




                                                        December 31,
                                       ------------------------------------------------
                                           1997             1996             1995
                                           ----             ----             ----

BALANCE SHEET DATA:

Total investment securities...........     $166,061         $160,881         $151,496
Loans.................................      359,167          296,865          250,423
     Less:   Unearned income..........       (3,654)          (3,246)          (2,540)
             Allowance for loan losses       (5,518)          (4,705)          (3,703)
                                         -----------      -----------      -----------
                 Loans, net...........      349,995          288,914          244,180
Allowance for loan losses as a
   percentage of nonperforming
   loans..............................        5.43%            4.83%            4.38%
Total assets..........................      565,571          497,632          436,322
Total deposits........................      454,375          414,153          368,315
Total liabilities.....................      511,671          449,286          396,545
Shareholders' equity..................       53,900           48,346           39,777

---------------------
(1) Per share data have been retroactively adjusted to give retroactive effect to stock dividends and stock splits.

                                  THE OFFERING

GENERAL

         The Company hereby is offering 105,000 shares of Common Stock to be sold by the Company from time to time at market prices prevailing at the time subscription offers for such shares are received from prospective investors. See "-- Subscription Price." The minimum number of shares that may be purchased pursuant to this offering is 100 shares, and the maximum number is 7,500 shares. However, the Company reserves the right, in its sole discretion, to change the individual minimum and maximum purchase amounts. The form of Subscription Agreement to be used to subscribe for shares of Common Stock offered hereby is attached hereto as Appendix A.

SUBSCRIPTION PRICE


         Prospective investors may subscribe for shares of Common Stock offered hereby at a subscription price equal to the closing sale price of the Common Stock, as reported by the American Stock Exchange, on any of the five business days immediately preceding the day on which an investor mails or hand delivers his Subscription Agreement to the Company, as the case may be. Accordingly, an investor may select any closing sale price of the Common Stock, as reported on the American Stock Exchange, on any of the five business days prior to the day on which an investor mails or hand delivers his Subscription Agreement to the Company. However, in no event may such price be less than $22.50 per share, and the Company will reject any subscription offer at any price less than $22.50 per share A Subscription Agreement will be deemed to have been mailed as of the day on which the envelope containing such agreement is postmarked, and a Subscription Agreement will be deemed to have been hand delivered to the Company as of the day on which an authorized employee of the Company receives such agreement at any of the Company's addresses set forth on the form of Subscription Agreement attached hereto as Appendix A. THE COMPANY MAY REJECT ANY SUBSCRIPTION OFFER FOR ANY REASON, ALTHOUGH THE COMPANY WILL NOT REJECT ANY SUBSCRIPTION OFFER BASED ON THE SUBSCRIPTION PRICE IF SUCH PRICE (DETERMINED AS SET FORTH ABOVE) IS EQUAL TO OR MORE THAN $22.50 PER SHARE.


METHOD OF SUBSCRIPTION

         Shares may be subscribed for by completing, executing and delivering, on or prior to the Expiration Date, the Subscription Agreement, together with full payment of the subscription price. The Subscription Agreement should be delivered to First National Corporation, Attention: W. Louis Griffith, at 1600
W. Palmetto Street, Florence, South Carolina 29501; at 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina 29115; or at Post Office Box 1287, Orangeburg, South Carolina 29116-1287. All subscription payments must be made in United States dollars by check, bank draft or money order drawn to the order of "First National Corporation."

         The Company reserves the right to reject any subscription offer in whole or in part or to cancel acceptance of any subscription offer in whole or in part until the date the shares purchased pursuant to such subscription offer are issued. If all or part of a subscription is not accepted or is canceled by the Company, all funds relating to the unaccepted or canceled portion will be returned to the subscriber without interest thereon. Only C. John Hipp, III, President and Chief Executive Officer of the Company, and W. Louis Griffith, Chief Financial Officer of the Company, have the authority to accept or reject a subscription, or portion thereof, on behalf of the Company.

PLAN OF DISTRIBUTION


         This offering is being made to the public through certain officers and directors of the Company and certain proposed officers and directors of the New Bank. No commission or other compensation will be paid to any person in connection with the sale of shares of Common Stock offered hereby.

         The primary purpose of this offering is to provide residents of Florence County, South Carolina, with the opportunity to invest in the Company to enhance the base of support for the New Bank in the Florence County area. Accordingly, excluding 24,000 shares of Common Stock offered hereby reserved for sale to directors, officers and employees of, and other individuals associated with, the Company and the New Bank, FNC reserves the right to reject subscriptions from individuals who do not reside in Florence County and adjacent areas.


EXPIRATION DATE OF THE OFFERING


         This offering will terminate on the earlier of (1) receipt and acceptance by the Company of subscriptions for an aggregate of 105,000 shares;
(2) a decision by FNC to terminate this offering; or (3) 5:00 p.m., Florence, South Carolina time, on September 30, 1998 (subject to the right of the Company, in its sole discretion, to extend this offering until 5:00 p.m., Florence, South Carolina time, on December 31, 1998) (the "Expiration Date"). While the Company intends to use its best efforts to sell all 105,000 shares, this offering may be terminated by the Company at any time without notice before any or all such shares are sold.


ISSUANCE OF COMMON STOCK

         Upon receipt and acceptance by the Company of an offer to subscribe for shares of Common Stock offered hereby, the Company will issue stock certificates to the subscriber for the number of shares as to which the subscription has been accepted.

                                   THE COMPANY


         The Company is a bank holding company incorporated under the laws of South Carolina in 1985. The Company owns FNB, a national bank chartered in 1934, and NBYC, a national bank that opened for business in 1996. FNB conducts its business from 20 offices in 13 towns in South Carolina, and NBYC operates in two locations in two South Carolina towns. FNB and NBYC serve their respective markets as independent, locally managed commercial banks emphasizing high quality, responsive and personalized service and offering a broad range of retail, consumer and commercial banking services. The Company's operating income to date has been attributable to the operations of FNB, and the Company expects its future operations to be substantially dependent upon FNB, particularly during the first several years of operations of NBYC and the New Bank. See "Risk Factors -- Risk Inherent in Establishment of a New Business." For more information about the Company and its subsidiaries, prospective investors are urged to refer to the documents incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

         In connection with the organization of the New Bank, the Company acquired all the outstanding capital stock of the New Bank for $4.5 million using $2.5 million borrowed under the Line of Credit. The net proceeds of this offering will be used to repay, to the extent possible, amounts outstanding under the Line of Credit and to replenish general corporate funds used to acquire the outstanding capital stock of the New Bank. See "Use of Proceeds."

         The principal offices of the Company are located at 950 John C. Calhoun Drive, S.E., Orangeburg, South Carolina 29115, and its telephone number is (803) 534-2175. The principal offices of the New Bank are located at 1600 W. Palmetto Street, Florence, South Carolina 29501.

                                  THE NEW BANK


BACKGROUND

         A substantial number of large financial institutions headquartered in South Carolina have been acquired by national and regional bank holding companies in recent years. As a result, the Company believes that South Carolina and its citizens have lost much of the ability to control financial resources and decisions relating to the allocation of those resources. The Company believes that underwriting decisions are being made with greater frequency outside South Carolina by entities and people not familiar with the borrowers or the communities served. The Company believes that in many instances, banking customers have become frustrated with the delays attendant to such external decision making and with the lower levels of personal services occasioned by consolidation and reductions in personnel.

         In view of bank consolidations, the Company perceives an opportunity for community banks offering local decision making, highly personalized service and a commitment to the well-being and advancement of the communities served. The Company believes that FNB and NBYC have successfully competed with their larger national and regional competitors. Although these competitors have greater financial and managerial resources than FNB and NBYC, the Company believes that FNB and NBYC have compensated for these factors by offering a high level of personal service and by responding quickly and efficiently to customer needs.


         In recent years, the Company has explored opportunities to expand its community banking network into other regions in South Carolina. In 1996, the Company organized NBYC in Rock Hill, South Carolina, an area that the Company believes offers growth potential and a favorable market for the Company's community banking philosophy. In mid-1997, the Company identified Florence, South Carolina as a growth market that has recently been affected by bank consolidations and acquisitions, thereby making it receptive to the Company's community banking approach. As part of the Company's decision to expand into Florence, South Carolina, the Company selected William W. Coleman, Jr. to be the President and Chief Executive Officer of the New Bank and worked with Mr. Coleman to identify businessmen in the Florence community who would be willing and qualified to serve as the organizers of the New Bank. The New Bank opened for business on April 1, 1998.

ORGANIZERS OF THE NEW BANK

         Set forth below is brief biographical information about the Florence businessmen who are the Organizers of the New Bank.

         STARLEE B. ALEXANDER (41). Ms. Alexander has been employed as an agent with State Farm Insurance Company since 1985. Ms. Alexander received a bachelor's degree from Florida A&M University and a master's degree in human services from Nova University.

         DR. JAMES W. BURCH (61). Dr. Burch has been self-employed as a dentist in Lake City, South Carolina since 1964. Dr. Burch obtained a bachelor's degree from The Citadel and his medical degree from the Medical College of Virginia.

         WILLIAM W. COLEMAN, JR. (48). Mr. Coleman is the President and Chief Executive Officer of the New Bank. From January 1992 to July 1997, Mr. Coleman served as an Executive Vice President of the National Bank of South Carolina, at which he supervised the Pee Dee region in South Carolina. Mr. Coleman received a bachelor's degree from Francis Marion University in Florence, South Carolina.

         DR. WILLIE S. EDWARDS, JR. (43). Dr. Edwards has been an orthopedic surgeon employed by Pee Dee Orthopedics since 1988. Dr. Edwards received his bachelor's and medical degrees from the University of North Carolina at Chapel Hill.

         JAMES C. GREGG, JR. (48). Mr. Gregg has served as the County Administrator for the Florence County Sheriffs' Office since January 1993. Mr. Gregg received an associate's degree from Spartanburg Methodist College and is a graduate of the South Carolina Justice Academy in Columbia, South Carolina.

         DR. FRANCIS GREGG JONES (47). Dr. Jones has been employed since 1990 as an anesthesiologist with Florence Anesthesia Associates, LLC. Dr. Jones received a bachelor's degree from Clemson University and his medical degree from the Medical University of South Carolina.

         SAMUEL A. RODGERS (67). Mr. Rodgers has been employed in various capacities with Carolina Eastern, Inc., a distributor of agricultural products, since 1972. Mr. Rodgers currently serves as the Vice Chairman of Carolina Eastern, Inc.

         DANIEL P. THOMPSON, SR. (69). Mr. Thompson retired as Executive Vice President from Belk Department Stores in 1997.


         None of the Organizers serves on the Board of Directors of the Company, and except for Mr. Coleman, none of the Organizers has any banking experience. Along with Robert R. Horger, Chairman of the Board of the Company, and C. John Hipp, III, President and Chief Executive Officer of the Company, each of the Organizers serves as a director of the New Bank. Further, subject to compliance with applicable securities laws, the Organizers of the New Bank collectively have indicated their desire to purchase shares of Common Stock pursuant to this offering having an aggregate sales price of approximately $400,000. However, the Organizers may subsequently decide to purchase more or less shares.


MARKET AREA


         The primary market area to be served by the New Bank will be the County of Florence, South Carolina and the immediately adjacent areas. Located in the Pee Dee portion of South Carolina, Florence County covers approximately 805 square miles and is bordered by Darlington, Williamsburg, Marion, Clarendon and Lee counties. The County's economy is based primarily on nonagricultural activities, and major employment groups are manufacturing, wholesale and retail trade and services. The County is served by Interstate 95, which is the principal route between Maine and Florida, and Interstate 20, which runs from Florence, South Carolina to El Paso, Texas. According to the South Carolina Municipal Council, the population of Florence County at December 31, 1996 was estimated to be approximately 122,600. The City of Florence is the county seat of the County, and the City of Florence is the largest city in the County.


COMPETITION

         South Carolina law permits statewide branching by banks and savings and loan associations, and many financial institutions have branch networks. South Carolina law also permits regional interstate banking, and four of the larger commercial banks in the Florence area are affiliated with regional banking groups, including NationsBank, N.A., First Union National Bank, Wachovia, N.A. and Branch Banking & Trust Company. Approximately 29 financial institutions are represented in Florence County, including 14 banks with a total deposit size in excess of $960 million, and 10 credit unions with aggregate deposits of approximately $76 million. In addition, Community Bankshares of Orangeburg is in the process of forming a new bank in Florence County to be known as "Florence National Bank."


         Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. The New Bank will encounter strong competition from the financial institutions in its extended market area. In the conduct of certain areas of its banking business, the New Bank will also compete with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the New Bank. Many of these competitors have substantially greater resources and lending limits than the New Bank will have and offer certain services, such as international banking services, that the New Bank will not provide initially. Moreover, most of these competitors have numerous branch offices located throughout the extended market area. This is a competitive advantage that the New Bank will not have in the near future.

         The Company believes that the relatively small size of the New Bank will permit it to offer more personalized service than many of its competitors, which may provide a competitive advantage. The Company also believes that the New Bank may be able to compensate for its lower initial lending limits by participating in larger loans with FNB, NBYC and other institutions.

SERVICES TO BE OFFERED

         The New Bank plans to emphasize local management and commitment to the industrial and business growth of the Florence County area. The New Bank intends to provide personalized banking services, with an emphasis on knowing the individual financial needs and objectives of its customers and having available an appropriate array of services to meet those needs and objectives.

         The services to be offered by the New Bank include a full range of deposit services that are typically available at most banks and savings and loan associations, such as business and consumer checking accounts, NOW (negotiable orders of withdrawal) accounts, savings accounts, money market accounts, term certificates of deposit and IRAs (individual retirement accounts). The transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. The New Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and government authorities. Although the New Bank intends to be competitive in its efforts to attract deposit accounts, it does not expect to aggressively seek jumbo certificates of deposit (certificates in amounts greater than $100,000) and does not intend to accept brokered deposit accounts.

         The New Bank will offer a full range of short- and intermediate-term commercial and consumer loans with variable and fixed interest rates. Consumer loans are expected to include car loans, mobile home loans, boat loans, home equity loans secured by first and second mortgages, personal expenditure loans and education loans. Commercial loans, secured and unsecured, will be made primarily to individuals and small and mid-sized businesses operating in and around Florence County. These loans will be available for general operating purposes, acquisition of fixed assets, including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, and other business purposes.

         The New Bank may participate in a regional network of automated teller machines that may be used by its customers in major cities throughout the Southeast. The New Bank plans to offer both VISA and MasterCard brand credit cards together with related lines of credit. Lines of credit may also be offered for overdraft protection as well as a pre-authorized credit for personal purchases and expenses.

         The New Bank will also provide safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts, but will not provide international banking services at any time in the near future.

DATA PROCESSING


         FNB will provide computer and item processing services for the New Bank, which the Company expects will result in cost savings to FNB and the New Bank.

PREMISES

         The principal offices of the New Bank are located at 1600 W. Palmetto Street, Florence, South Carolina 29501. The Company acquired this property from an unaffiliated third party. FNC transferred the property to the New Bank at FNC's cost.

EMPLOYEES

         It is anticipated that the New Bank will employ approximately 16 full-time employees during its first year of operations. To the extent possible, the New Bank will employ people experienced in the banking profession, and efforts will be made to employ people who are natives of the Florence County area or who are knowledgeable about the area.


                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income and cash flows for each of the years then ended, and changes in shareholders' equity for the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by J.W. Hunt and Company, LLP, independent certified public accountants, as indicated in their report with respect thereto, dated February 2, 1998, and are incorporated by reference herein in reliance upon the authority of J.W. Hunt and Company, LLP, as experts in accounting and auditing.



                                  LEGAL MATTERS

         Certain legal matters in connection with the offering will be passed upon for the Company by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

                                   APPENDIX A

                           FIRST NATIONAL CORPORATION
                             SUBSCRIPTION AGREEMENT


         The undersigned, having received and reviewed the Prospectus, dated April 1, 1998 (the "Prospectus"), of First National Corporation, subject to the terms and conditions of the Prospectus, hereby subscribes for the number of shares of Common Stock of the Company set forth below. The undersigned tenders herewith the purchase price for such shares, as calculated below. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of "First National Corporation." Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.


         Your Properly Completed Subscription Form and Payment Must Be Returned
To:

    FIRST NATIONAL CORPORATION       OR          FIRST NATIONAL CORPORATION
 950 John C. Calhoun Drive, S.E.                  1600 W. Palmetto Street
 Orangeburg, South Carolina 29115              Florence, South Carolina 29501
          (803) 531-0527                        Attention: W. Louis Griffith
   Attention: W. Louis Griffith

                                     OR          FIRST NATIONAL CORPORATION
                                                    Post Office Box 1287
                                           Orangeburg, South Carolina 29116-1287
                                                Attention: W. Louis Griffith

Acknowledgments and Representations

         In connection with this subscription, the undersigned hereby acknowledges and agrees that:

(1) Upon acceptance in writing by the Company, this subscription may not be cancelled, terminated or revoked by the undersigned, and this Subscription Agreement will be binding and legally enforceable. This subscription shall be deemed accepted only upon agreement thereto by C. John Hipp, III, President and Chief Executive Officer of the Company, or W. Louis Griffith, Chief Financial Officer of the Company. No other person has authority to accept or reject a subscription on behalf of the Company.

(2) The Company reserves the right to accept this subscription in whole or in part and to reject this subscription completely. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to all of the terms of this offer.

(3) The Company reserves the right to cancel this subscription after acceptance until the date accepted shares of the Common Stock are issued.

(4) If this subscription is canceled in whole or in part, the corresponding portion of any funds received by FNC relating to this subscription shall be returned to the undersigned. No interest will be paid on any such returned funds.

(5) The shares of Common Stock subscribed for hereby are equity securities and are not savings accounts or deposits, and INVESTMENT THEREIN IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

(6) This subscription is nonassignable and nontransferable, except with the written consent of the Company.

(7) Certificates will be delivered by first class mail to the address set forth herein.


(8) The undersigned has received a copy of the Prospectus. The undersigned represents that this Subscription Agreement is made solely on the basis of the information contained or incorporated by reference in the Prospectus and is not made in reliance on any inducement, representation or statement not contained or incorporated by reference in such document. No person (including any officer or director of FNC or the New Bank) has authority to give any information or to make any representation not contained in the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company.


I hereby subscribe for the following shares of Common Stock:

Number of Shares I want to buy is ________ Shares  x  $_____*  =  $_________.

My payment of that amount is enclosed.

* The subscription price must be equal to the closing sale price of the Common Stock, as reported by the American Stock Exchange, on any of the five business days immediately preceding the day on which the undersigned mails or hand delivers this Subscription Agreement to the Company, as the case may be. For such purposes, a Subscription Agreement will be deemed to have been mailed as of the day on which the envelope containing such agreement is postmarked, and a Subscription Agreement will be deemed to have been hand delivered to the Company as of the day on which an authorized employee of the Company receives such agreement at any of the Company's addresses set forth on the first page hereof. The subscription price set forth above represents the closing sales price of the Common Stock on _______________________, 1998.


------------------------------------------------------------------------------
(Name(s) in which stock certificates should be registered)

------------------------------------------------------------------------------
(Street Address)

------------------------------------------------------------------------------
(City/State/Zip Code)

------------------------------------------------------------------------------
(Social Security or Employer I.D. No.)
                 (   )                               (   )
                 --------------------                ------------------------
                 (Home Telephone No.)                (Business Telephone No.)

       Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

SUBSTITUTE W-9

Under the penalties of perjury, I certify that:

(1) the Social Security number or taxpayer identification number given herein is correct; and

(2)      I am not subject to backup withholding.

INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.


----------------------------------------       ---------------------------------
(Signature)                                    (Date)

----------------------------------------       ---------------------------------
(Signature)                                    (Date)

         If shares are to be held in joint ownership, all joint owners should sign and date this Agreement.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Commission registration fee................................      $    740
Accounting fees............................................        10,000
Legal fees and expenses....................................        30,000
Mailing and printing costs.................................        15,000
Miscellaneous..............................................         4,260
                                                                  -------
         Total.............................................      $ 60,000
                                                                  =======

Item 15. Indemnification of Directors and Officers.

         Under the South Carolina Business Corporation Act of 1988 (the "Act"), a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) set forth in such statute. The Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The registrant's Articles of Incorporation do not provide otherwise.

         The registrant maintains directors and officers' liability insurance for the benefit of its directors and officers.

Item 16. Exhibits.

         See Exhibit Index below.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orangeburg, State of South Carolina, on April 1,1998.


                                           FIRST NATIONAL CORPORATION


                                           By:  /s/ C. John Hipp, III
                                                --------------------------------
                                                C. John Hipp, III
                                                President and Chief Executive
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                Title                                  Date
               ---------                                -----                                  ----

/s/ Charles W. Clark *                                 Director                            April 1,1998
------------------------------
(Charles W. Clark)

------------------------------                         Director
(Cathy Cox Yeadon)

/s/ C. Parker Dempsey *                                Director                            April 1,1998
------------------------------
(C. Parker Dempsey)

/s/ Dwight W. Frierson *                               Director                            April 1,1998
------------------------------
(Dwight W. Frierson)

/s/ E. Everett Gasque, Jr. *                           Director                            April 1, 1998
------------------------------
(E. Everett Gasque, Jr.)

/s/ John L. Gramling, Jr. *                            Director                            April 1,1998
------------------------------
(John L. Gramling, Jr.)

/s/ W. Louis Griffith                          Chief Financial Officer                     April 1,1998
------------------------------           (Principal Financial and Accounting
(W. Louis Griffith)                                    Officer)

/s/ C. John Hipp, III                         President, Chief Executive                   April 1,1998
------------------------------                   Officer and Director
(C. John Hipp, III)                         (Principal Executive Officer)

/s/ Robert R. Hill, Jr. *                              Director                            April 1,1998
------------------------------
(Robert R. Hill, Jr.)

/s/ Robert R. Horger *                                 Director                            April 1,1998
------------------------------
(Robert R. Horger)

/s/ J. C. McAlhany *                                   Director                            April 1,1998
------------------------------
J. S. McAlhany


               Signature                                Title                                  Date
               ---------                                -----                                  ----

/s/ Dick Gregg McTeer *                                Director                            April 1,1998
------------------------------
(Dick Gregg McTeer)

/s/ Harry M. Mims, Jr. *                               Director                            April 1,1998
------------------------------
(Harry M. Mims, Jr.)

/s/ E. V. Mirmow, Jr. *                                Director                            April 1,1998
------------------------------
(E. V. Mirmow, Jr.)

/s/ Ralph W. Norman, Jr. *                             Director                            April 1,1998
------------------------------
(Ralph W. Norman, Jr.)

/s/ Anne H. Oswald *                                   Director                            April 1,1998
------------------------------
(Anne H. Oswald)

/s/ James W. Roquemore *                               Director                            April 1,1998
------------------------------
(James W. Roquemore)

/s/ Walter L. Tobin *                                  Director                            April 1,1998
------------------------------
(Walter L. Tobin)

/s/ Johnny E. Ward *                                   Director                            April 1,1998
------------------------------
(Johnny E. Ward)

/s/ A. Dewall Waters *                                 Director                            April 1,1998
------------------------------
(A. Dewall Waters)

/s/ L. D. Westbury *                                   Director                            April 1,1998
------------------------------
(L. D. Westbury)

*By:     /s/ W. Louis Griffith                                                             April 1,1998
------------------------------
         W. Louis Griffith
         Attorney-in-Fact


                                  EXHIBIT INDEX


          Exhibit No.                   Description of Exhibit
          -----------                   ----------------------

               4.1           The Sixth, Eighth, Ninth, Tenth, Thirteenth,
                             Fourteenth, Fifteenth, Sixteenth, Seventeenth
                             and Eighteenth Articles of the Articles of
                             Incorporation of First National Corporation
                             (incorporated by reference to Quarterly Report
                             on Form 10-Q for the quarter ended June 30, 1996)
              *5             Opinion of Robinson, Bradshaw & Hinson, P.A.
              21             Subsidiaries of the Registrant (incorporated by
                             reference to exhibits filed with Registration
                             Statement on Form S-4, Registration No. 33-52052)
              23.1           Consent of J. W. Hunt and Company, LLP
             *23.2           Consent of Robinson, Bradshaw, & Hinson, P.A.
                             (included in Exhibit 5)
             *24             Power of Attorney (included on signature page)

------------------------

*Previously filed.